EXHIBIT 10.1

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 (the “Amendment”) to the Employment Agreement (the “Agreement”) dated June 29, 2012 by and between CollabRx, Inc. (f/k/a Tegal Corporation) (the “Company”) and James M. Karis (“Employee”) is entered into as of the first date that it has been executed by both Employee and the Company and not revoked by either party prior to that date.  Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

WHEREAS, Employee is the current Co-Chief Executive Officer and a member of the Board of Directors of the Company;

WHEREAS, Employee will resign as Co-Chief Executive Officer of the Company effective December 31, 2012, but will continue to serve after that date as a director of the Company until the end of his current term when his successor is duly elected and qualified or until his earlier resignation or removal as provided under the Company’s existing rules governing resignation or removal of a director;

WHEREAS, Employee is entitled to take 104.16 hours of accrued vacation/paid time off through December 31, 2012 (the “Accrued Time Off”), which Employee desires to use in full prior to the Termination Date;

WHEREAS, pursuant to Section 5(b) of the Agreement, the Company is entitled to repayment of $75,000 of the Signing Bonus (the “Repayment Amount”);

WHEREAS, pursuant to Section 5(d) of the Agreement, Employee was granted 239,417 RSUs (the “RSU Award”) pursuant to that certain Restricted Stock Unit Award Grant Notice and Agreement by and between the Company and Employee dated July 12, 2012;

WHEREAS, the Company and Employee desire to make certain amendments to the Repayment Amount and RSU Award;

WHEREAS, the Company and Employee desire to enter into a waiver and release of claims; and

WHEREAS, the Company and Employee wish to reaffirm all provisions of the Agreement except as modified hereby.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and in the Agreement, the parties agree as follows:

1.	Resignation; Waiver of Repayment of Signing Bonus; Continued Services.

a.           Effective December 31, 2012 (the “Termination Date”), Employee hereby resigns as the Co-Chief Executive Officer of the Company (the “Resignation”), and the Company’s obligations to provide compensation, expense reimbursement and benefits to Employee shall cease as of such Termination Date.  The Company hereby waives any notice period required under Section 8(f) of the Agreement in connection with the Resignation.

b.           The Company hereby waives its entitlement to recoup from Employee the entire Repayment Amount, which represents the only amount otherwise owed by Employee to the Company in connection with his employment.

c.           As partial consideration for the Company’s waiver of its entitlement to the Repayment Amount as set forth above, Employee agrees to provide consulting services to the Company from time to time after the Termination Date as reasonably agreed to by the Employee and the Board of Directors or Chief Executive Officer of the Company, provided that any such consulting services shall be limited in nature and shall not interfere or conflict with any subsequent employment or other consulting assignments pursued by Employee after the Termination Date.

d.           The Company and Employee agree that Employee shall continue to serve as a director of the Company until the end of his current term when his successor is duly elected and qualified or until his earlier resignation or removal as provided under the Company’s existing rules governing resignation or removal of a director.  Company acknowledges that (i) the Indemnity Agreement, dated as of July 12, 2012, by and between Employee and the Company as well as any indemnification provisions in the Company’s By-Laws (collectively the “Indemnity Provisions”) will remain in full force and effect while Employee remains a director of the Company and for so long thereafter as is provided by the Indemnity Provisions, and (ii) Employee shall continue to be covered, at the Company’s sole expense, by director and officer liability insurance (“D&O Insurance”) on the same terms as other directors of the Company while Employee remains a director of the Company and for so long thereafter as Employee may be subject to any claim arising from or related to any acts or omissions by Employee in his capacity as a director or officer of the Company or any of its predecessors or affiliates.

e.           In entering into this Amendment, Employee has relied on the Company’s representation that it will accommodate his decision to take all of his Accrued Time Off prior the Termination Date and the Company has relied on Employee’s corresponding representation that he will take all of his Accrued Time Off prior to the Termination Date.  These are material terms of this Amendment.

2.             Restricted Stock Units.  The Company and Employee agree to terminate vesting of the RSU Award as of the Termination Date, pursuant to that certain Amendment No. 1 to Restricted Stock Unit Award Agreement dated as of even date herewith, such that Employee is vested in 23,921 shares of the RSU Award and no more.  Employee acknowledges that the Resignation is a “separation from service” within the meaning of Section 409A(2)(A)(i) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

3.             Release of Claims by Employee.  In exchange for the consideration provided to Employee by this Amendment that he is not otherwise entitled to receive, including the consideration set forth in Section 1(b) above, Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Company Releasees”) from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Company Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Termination Date, including, without limitation:

a.           any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b.           any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.           any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.           any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

e.           any and all claims for violation of the federal or any state constitution;

f.           any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.           any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of the Agreement; and

h.           any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any claims Employee may have for indemnification and/or payment of related expenses under any of the Indemnity Provisions or any applicable law; any rights to continued health insurance coverage or other benefits under COBRA, as amended, or any similar state law; any obligations incurred under this Amendment; or any claims arising after the Termination Date.  This release does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company).  Employee represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section 3.

4.             Acknowledgment of Waiver of Claims under ADEA.  Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary.  Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Termination Date.  Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Amendment; (b) he has twenty-one (21) days within which to consider this Amendment; (c) he has seven (7) days following his execution of this Amendment to revoke this Amendment; (d) this Amendment shall not be effective until after the revocation period has expired; and (e) nothing in this Amendment prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.  In the event Employee signs this Amendment and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Amendment.  Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Amendment on the Company’s behalf that is received prior to the eighth day after Employee signs this Amendment.  The parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

5.             Release of Claims by Company.  In exchange for the commitments set forth in this Amendment and other valuable consideration the receipt of which the Company hereby acknowledges, the Company on behalf of itself and each and all of the Company Releasees hereby and forever releases Employee and his heirs, family members, executors, attorneys, agents and assigns (collectively “Employee Releasees”) from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Company and/or any of the Releasees now have or may possess against Employee or any of the Employee Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Termination Date, including, without limitation, any:  (a) claims arising out of or related to Employee’s employment relationship with the Company and the termination of that employment relationship, (b) claims related to the Agreement, (c) claims for breach of express or implied contract, breach of the implied covenant of good faith and fair dealing or any other contract theory, (d) tort claims, (e) claims for violation of any federal, state, or local common law, statute or constitutional provision; provided, however, that the foregoing release does not apply to (1) any obligation of Employee pursuant to this Amendment, or (2) any intentional act of fraud or material dishonesty by Employee in the performance of his duties to the Company.

6.             California Civil Code Section 1542.  Employee and the Company each acknowledge that they have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee and the Company, being aware of said code section, agree to expressly waive any rights he or it may have thereunder, as well as under any other statute or common law principles of similar effect.

7.             In all respects not inconsistent herewith, the Agreement is confirmed and ratified.

IN WITNESS WHEREOF, the parties have executed this Amendment on the respective dates set forth below.

James M. Karis

Dated: December 7, 2012		/s/ James M. Karis

Dated: December 7, 2012	CollabRx, Inc.

	By:	/s/ Thomas R. Mika

	Name:	Thomas R. Mika

	Title:	Co-Chief Executive Officer